Exhibit 99.1
Astec Industries, Inc.
1725 Shepherd Road | Chattanooga, TN 37421 | Phone (423) 899-5898 | Fax 899-4456
News Release

ASTEC INDUSTRIES ANNOUNCES $30 MILLION PELLET PLANT ORDER

CHATTANOOGA, Tenn. (August 20, 2015) - Astec Industries, Inc. (Nasdaq:  ASTE) today announced it has entered into an agreement and received a related down payment to build, deliver and install the first production line of a new turnkey wood pellet production facility.  The $30 million agreement with Highland Pellets, LLC includes the option to add additional production lines, related equipment and installation services which could bring the total order amount to $143 million.  Astec expects to deliver the first production line and related equipment no later than early 2016.

Commenting on the announcement, Benjamin G. Brock, Chief Executive Officer, stated, "We are pleased to announce this $30 million order for the first production line of a planned multi-line wood pellet plant facility.  Highland Pellets has been great to work with on this agreement and we look forward to a long-term relationship with them."

Although Astec has received an order and a down payment on the first $30 million portion of the facility, the remaining $113 million worth of goods and services is optional.  While Astec believes Highland Pellets will place the additional orders, it is not obligated to do so.  Astec is not financing this order and will generally recognize revenue on the first production line and any subsequent production lines when they are delivered to Highland Pellets.

Astec Industries, Inc. is a manufacturer of specialized equipment for asphalt road building; aggregate processing; oil, gas and water well drilling; and wood processing.  Astec's manufacturing operations are divided into three primary business segments:  road building and related equipment (Infrastructure Group); aggregate processing and mining equipment (Aggregate and Mining Group); and equipment for the extraction and production of fuels, biomass production, and water drilling equipment (Energy Group).

The information contained in this press release contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company.  These forward-looking statements reflect management's expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements.  These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated.  Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements.  Important factors that could cause future events or actual results to differ materially include Highland Pellets decision to cancel, in whole or in part, their order or to forego the optional orders.

For Additional Information Contact:
Benjamin G. Brock
Chief Executive Officer
Phone: (423) 867-4210
Fax: (423) 867-4127
E-mail: bbrock@astecindustries.com
or

David C. Silvious
Vice President and Chief Financial Officer
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: dsilvious@astecindustries.com
or
Stephen C. Anderson
Vice President, Director of Investor Relations & Corporate Secretary
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com